CCN: 1017621000-05

AMENDMENT No. 5 to

INVESTMENT SUBADVISORY AGREEMENT

This Amendment made as of ______, (the Effective Date) to the Investment Subadvisory Agreement made as of the 1st day of August 2006 between USAA INVESTMENT MANAGEMENT COMPANY, as transfen-ed to USAA ASSET MANAGEMENT COMPANY (AMCO) pursuant to the Transfer and Assumption Agreement dated December 31, 2011, each a c01poration organized under the laws of the state of Delaware and having its principal place of business in San Antonio, Texas and WELLINGTON MANAGEMENT COMPANY, LLP, a limited liability partnership organized under the laws of the Commonwealth of Massachusetts and having its principal place of business in Boston, Massachusetts (Wellington Management).

AMCO and Wellington Management agree to modify and amend the Investment Subadvisory Agreement described above (Agreement) as follows:

1.SCHEDULE B. Schedule B of the Agreement is deleted in its entirety and replaced with the Schedule B attached hereto.

2.MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

3.EFFECT OF AMENDMENT. All other terms and conditions set f01ih in the Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Agreement in the Agreement and all exhibits thereto shall mean and be a reference to the Agreement as amended by this Amendment. The parties agree that the Exhibits to the Agreement, as amended by this Amendment, form a part ofthe Agreement and shall have the same force and effect as if expressly set out in the body of the Agreement.

IN WITNESS WHEREOF, this Amendment has been duly executed by authorized representatives of the Pmiies hereto.

USAA ASSET MANAGEMENT COMPANY WELLINGTON MANAGEMENT COMPANY,LLP

By:_______________ By: _______________

Name: ______________ Name: ------------ ~

Title: _______________ Title: ______________

Date: _______________ Date: ______________

Confidential - USAA Information

CCN: 1017621000-05
SCHEDULER
FEES

Fund
Account Rate per annum of the average
dailv net assets of the Fund Account
Science & Technology Fund	First $100 Million-45 bps
Above $100 Million- 35 bps
International Fund	First $700 Million - 45 bps
Above $700 Million - 42.5 bos
Small Cap Fund	First $250Million - 65 bps
Next $250Million - 60 bps
Over $500Million - 55 bos

Confidential - USAA Information